Exhibit 99.1

Republic Bancorp, Inc. Reports 7% Increase in Third Quarter Net Income from Continuing Operations

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 22, 2021--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) is pleased to report third quarter 2021 net income from continuing operations(1) of $18.4 million, a 7% increase compared to the third quarter of 2020. Third quarter Diluted Earnings per Class A Common Share (“Diluted EPS”) from continuing operations was $0.91, an increase of approximately 10% over the $0.83 earned during the third quarter of 2020.

Year-to-date net income from continuing operations was $55.2 million, a $5.9 million, or 12%, increase from the same period in 2020, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) from continuing operations of 1.16% and 8.72% for the first nine months of 2021.

Logan Pichel, CEO and President of Republic Bank & Trust Company, commented, “We are proud of the strong results we have posted throughout another year disrupted by the pandemic. Our third quarter of 2021 was solid, with net income from continuing operations up 7% over the third quarter of 2020 and Diluted EPS up even more thanks to our recent stock buyback program. Furthermore, our continued strategic focus on expense discipline played a large role in the 3% reduction in noninterest expense from continuing operations for the quarter.

“Within our Core Banking(2) operations, net income was up 12% for the quarter. Strong PPP(3) fee revenue within our Traditional Banking segment was a key component in offsetting the expected decline in Mortgage Banking income from the record levels achieved during 2020, as well as, general compression within our net interest margin resulting from the current low interest rate environment. Our Core Banking Provision(4) was substantially higher during the third quarter of 2020 due to a meaningful build of our Allowance(4) brought on by the uncertainty of the COVID pandemic. While some level of COVID uncertainty will likely remain in the foreseeable future, we believe our current Core Bank Allowance is at an appropriate level to cover remaining life-of-loan losses.

“Regarding our balance sheet, the story for the third quarter continues to be our record level of deposits, as we ended the third quarter with $4.9 billion in deposits, a 5% increase since December 31, 2020. As a result of our strong levels of deposits, capital and excess liquidity, we repaid our $41 million subordinated note at the end of the third quarter, which will help us moderate net interest margin compression going forward.

“Finally, we are thrilled to be recognized by Newsweek as one of America’s Best Banks 2022. Republic was named as the Best Bank in Kentucky with assets up to $10 billion based on factors including the overall health of the bank, customer service performance and features, digital and branch presence, account and loan options, and interest rate offerings and fees. We are proud of this recognition and our strong third quarter results, and we are confident that we will continue to produce solid results for our shareholders in these unprecedented times,” concluded Pichel.

The following table highlights Republic’s key metrics for the three and nine months ended September 30, 2021 and 2020. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 22, 2021.

	Total Company Financial Performance Highlights*
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Income from Continuing Operations Before Income Tax Expense	$24,157	$21,829	$2,328	11%	$70,948	$61,451	$9,497	15%
Income from Discontinued Operations Before Income Tax Expense	2,070	3,997	(1,927)	NM	19,584	17,550	2,034	12
Income Before Income Tax Expense	$26,227	$25,826	$401	2%	$90,532	$79,001	$11,531	15%

Income from Continuing Operations, net of tax	$18,412	$17,275	$1,137	7%	$55,240	$49,344	$5,896	12%
Income from Discontinued Operations, net of tax	1,597	3,114	(1,517)	NM	14,744	13,546	1,198	9
Net Income	$20,009	$20,389	$(380)	(2)%	$69,984	$62,890	$7,094	11%

Diluted EPS from Continuing Operations	$0.91	$0.83	$0.08	10%	$2.68	$2.37	$0.31	13%
Diluted EPS from Discontinued Operations	0.08	0.15	(0.07)	NM	0.71	0.65	0.06	9
Diluted EPS	$0.99	$0.98	$0.01	1%	$3.39	$3.02	$0.37	12%

Return on Average Assets ("ROA")	1.27%	1.33%	NA	(5)%	1.47%	1.41%	NA	4%
ROA from Continuing Operations	1.17	1.12	NA	4	1.16	1.11	NA	5

Return on Average Equity ("ROE")	9.43%	10.05%	NA	(6)%	11.04%	10.54%	NA	5%
ROE from Continuing Operations	8.68	8.52	NA	2	8.72	8.27	NA	5

*See Footnote 1 for additional information on the Company’s discontinued operations.
NA – Not applicable
NM – Not meaningful

Results of Operations for the Third Quarter of 2021 Compared to the Third Quarter of 2020

Core Bank(2) (Includes Continuing Operations Only)

Net income from Core Banking was $15.5 million for the third quarter of 2021, a 12% increase from the third quarter of 2020 primarily resulting from a positive $6.1 million reduction in Provision partially offset by a $5.5 million reduction in Mortgage Banking income.

Net Interest Income – Core Bank net interest income was $46.8 million for the third quarter of 2021, a $443,000, or 1%, increase from the third quarter of 2020. This increase was driven primarily by the following:

  The Core Bank recognized $5.7 million of fees and interest on its PPP portfolio during the third quarter of 2021 compared to $3.5 million of similar fees and interest during the same period in 2020. The $2.2 million increase in PPP fees and interest was driven significantly by the forgiveness, payoff, and paydown of $130 million of PPP loans during the third quarter of 2021. As of September 30, 2021, net PPP loans of $126 million remained on the Core Bank’s balance sheet, including $19 million in loan balances originated during 2020, $111 million in loan balances originated during 2021, and $4 million of unaccreted PPP lender fees reported as a credit offset to these originated balances. Unaccreted PPP lender fees will generally be recognized into income over the estimated remaining life of the PPP portfolio, with fee recognition accelerated if loans are forgiven or repaid earlier than estimated.
  Traditional Bank net interest income increased $1.5 million, or 4%, and the Traditional Bank net interest margin remained at 3.22% when comparing the third quarter of 2020 to the third quarter of 2021. However, excluding PPP fees and interest(3), Traditional Bank net interest income decreased $627,000, or 2%, from the third quarter 2020, and the Traditional Bank’s net interest margin, excluding PPP loans and related fees and interest, declined from 3.28% for the third quarter of 2020 to 2.87% for the third quarter of 2021. The decline in the net interest margin was substantially driven by a 66-basis point decline in the Traditional Bank’s yield on its average non-PPP interest-earning assets from the third quarter of 2020 to the third quarter of 2021, as the majority of the Traditional Bank’s growth in non-PPP interest-earning assets during the previous 12 months was in lower-yielding cash instead of loans.
  Net interest income from the Core Bank’s Warehouse segment decreased $1.1 million, or 14%, from the third quarter of 2020 to the third quarter of 2021 driven primarily by a decrease in average outstanding balances, while the net interest margin for the Warehouse segment increased from 3.41% to 3.51% during the same time periods. Overall average outstanding Warehouse balances declined from $860 million during the third quarter of 2020 to $717 million for the third quarter of 2021, as home-mortgage refinancing dipped from record highs during 2020. Committed Warehouse lines-of-credit grew to $1.4 billion as of September 30, 2021 from $1.3 billion as of September 30, 2020, while average usage rates for Warehouse lines were 51% and 68%, respectively, during the third quarters of 2021 and 2020.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2021	2020	Change	2021	2020	Change

Traditional Banking	$40,297	$38,753	$1,544	3.22%	3.22%	—%
Warehouse Lending	6,291	7,345	(1,054)	3.51	3.41	0.10
Mortgage Banking*	253	300	(47)	NM	NM	NM
Total Core Bank	$46,841	$46,398	$443	3.25%	3.25%	—%

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,
Reportable Segment	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Traditional Banking	$3,529,057	$3,906,335	$(377,278)	(10)%	$3,476,388	$3,856,504	$(380,116)	(10)%
Warehouse Lending	717,036	860,420	(143,384)	(17)	750,682	1,028,675	(277,993)	(27)
Mortgage Banking*	29,959	26,127	3,832	15	25,791	44,860	(19,069)	(43)
Total Core Bank	$4,276,052	$4,792,882	$(516,830)	(11)%	$4,252,861	$4,930,039	$(677,178)	(14)%

*Includes loans held for sale
NM – Not meaningful

On September 30, 2021, the Company utilized its excess balance sheet liquidity to fully repay its $41 million subordinated note and redeem the related trust preferred securities. Prior to payoff, the Company paid interest on the subordinated note equal to 3-month LIBOR plus 1.42%. The repayment of the note and the redemption of the securities are expected to have an annualized pre-tax benefit of approximately $627,000 to the Company and the Core Bank’s income from continuing operations.

Provision for Expected Credit Loss Expense – The Core Bank’s Provision swung to a net credit of $267,000 for the third quarter of 2021 from a net charge of $5.9 million for the third quarter of 2020. The net credit during the third quarter of 2021 was primarily driven by a decrease in required reserves for the Core Bank’s Warehouse Lending portfolio, as Warehouse period-end balances decreased during the quarter. The charge to the Provision during the third quarter of 2020 primarily reflected ongoing economic concerns and uncertainty driven by the COVID-19 pandemic. As of September 30, 2021, while the Core Bank’s credit metrics remained solid, the Company’s Allowance remained generally elevated compared to historical levels due to the continued uncertainty caused by the pandemic and the public response to it.

As a percentage of total loans, the Core Bank’s Allowance increased from 1.05% as of September 30, 2020 to 1.22% as of September 30, 2021. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2021			As of Sep. 30, 2020			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Increase

Traditional Bank, Less PPP	$3,350,117	$49,487	1.48%	$3,341,954	$48,657	1.46%	0.02%	1%
Plus: Paycheck Protection Program	126,271	—		514,550	—

Traditional Bank	$3,476,388	$49,487	1.42	3,856,504	48,657	1.26	0.16	13

Warehouse Lending	750,682	1,877	0.25	1,028,675	2,572	0.25	—	—

Total Core Bank	4,227,070	51,364	1.22	4,885,179	51,229	1.05	0.17	16

Total Republic Processing Group	116,712	11,660	9.99	108,962	8,662	7.95	2.04	26

Total Company	$4,343,782	$63,024	1.45%	$4,994,141	$59,891	1.20%	0.25%	21%

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:			Years Ended:
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2021	2021	2021	2020	2019	2018

Nonperforming loans to total loans	0.48%	0.49%	0.49%	0.50%	0.54%	0.40%

Nonperforming assets to total loans (including OREO)	0.52	0.53	0.53	0.56	0.54	0.40

Delinquent loans* to total loans	0.18	0.22	0.19	0.21	0.30	0.22

Net charge-offs (recoveries) to average loans	(0.02)	—	0.03	0.03	0.11	0.06
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $13.5 million during the third quarter of 2021, a decrease of $4.4 million, or 25%, from the third quarter of 2020. The decrease in noninterest income was driven primarily by the following:

  Mortgage Banking income decreased from $10.8 million for the third quarter of 2020 to $5.3 million for the third quarter of 2021. For the third quarter of 2021, the Core Bank originated $170 million in secondary market loans and achieved an average cash gain-as-a-percent-of-loans-sold during the quarter of 2.94%, with both figures solid by normal historical comparisons. During the third quarter of 2020, however, secondary market originations were $204 million with comparable gains-as-a-percent-of-loans-sold of 4.49%. Favorable market conditions during the third quarter of 2020 brought on by the COVID pandemic drove gains-as-a-percent-of-loans-sold to all-time record highs for the entire mortgage industry.
  Offsetting the decrease in Mortgage Banking income were increases in Service Charges on Deposits of $259,000 and Interchange Income of $326,000. These increases largely reflect a rise in consumer spending activity at substantially higher levels than the period of pandemic-driven restricted spending during the third quarter of 2020.

Noninterest Expense – Core Bank noninterest expense was $40.2 million for the third quarter of 2021 compared to $41.1 million for the third quarter of 2020. The decrease in noninterest expense was driven primarily by the following:

  Bank Franchise Tax expense decreased $696,000. As previously reported, Kentucky enacted HB354 in March 2019 and as a result, the Bank transitioned from a capital-based bank franchise tax to corporate income tax on January 1, 2021 for Kentucky state taxes.
  Other expenses decreased $959,000 primarily resulting from lower supplies expense, freight expense, fraud-related expenses, and Provision for off-balance sheet credit exposures.
  Salaries and Benefits increased from $23.2 million during the third quarter of 2020 to $24.0 million for the third quarter of 2021, driven primarily by annual merit increases, which averaged approximately 3%, along with higher equity-based compensation expenses. These increases to compensation expense were partially offset by lower salaries resulting from a reduction in full-time equivalent employees (“FTEs”), which decreased from 997 FTEs as of December 31, 2020 to 966 FTEs as of September 30, 2021.

Republic Processing Group(5) (Includes Continuing and Discontinued Operations)

RPG reported net income from continuing operations of $2.9 million for the third quarter of 2021 compared to $3.5 million for the same period in 2020. The decrease in earnings primarily reflected an increase in Provision partially offset by an increase in revenue, with both increases primarily driven by volatility in RPG’s primary line-of-credit product offered through RCS. Balances on this product rose $4.5 million during the third quarter of 2021, driving higher general formula reserves to the Provision and higher fee income, while balances decreased $1.3 million during the same quarter in 2020, having the opposite effect on Provision and fee income. Balance volatility during both periods was generally impacted by Company marketing strategies and government stimulus programs.

Net income from RPG’s discontinued operations at Tax Refund Solutions was $1.6 million during the third quarter of 2021 compared to net income of $3.1 million during the same period in 2020. The $1.5 million decrease in net income primarily reflected fewer recoveries on previously charged-off Easy Advance loans (“EAs”) from period to period. EA recoveries, which positively reduce Provision expense, were $2.3 million during the third quarter of 2021 compared to $4.3 million during the third quarter of 2020.

With the third quarter EA paydowns, the percent of unpaid EAs to total EAs originated was 3.19% as of September 30, 2021. This compares to 3.93% as of September 30, 2020, a positive difference of 74 basis points. With all unpaid EAs having been charged off as of June 30, 2021, any EA payments received during the fourth quarter of 2021 will continue to represent recovery credits directly to income.

Total Company Income Taxes

The Company’s effective tax rate, when considering both discontinued and continuing operations, increased to 23.7% for the third quarter of 2021 compared to 21.1% for the same period in 2020. The higher effective rate during the third quarter of 2021 primarily reflected the Bank’s transition from a capital-based bank franchise tax to a Kentucky corporate income tax on January 1, 2021. The current Kentucky corporate income tax rate is 5%.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, including, but not limited to, closing the sale of the TRS business to Green Dot, the timing of PPP loan forgiveness, and the impact of the COVID-19 pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:
(1)

On May 13, 2021, the Bank entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Green Dot providing for the purchase by Green Dot, upon the terms and subject to the conditions set forth therein, of substantially all of the assets and operations of the Bank’s Tax Refund Solutions business (the “Sale Transaction”).

As a result of the Purchase Agreement and the Sale Transaction, the results for the Company, RPG, and its TRS segment are presented within this press release to reflect continuing versus discontinued operations. RPG’s continuing operations include its Republic Credit Solutions (“RCS”) segment, its Republic Payment Solutions (“RPS”) division, and certain overhead costs previously allocated to TRS that will remain with RPG. Discontinued operations are those expected to be sold. These discontinued operations have historically contained the majority of TRS’s revenue and expense. Interest income and expense for continuing and discontinued operations also include intercompany interest charged and earned based on the Company’s funds transfer pricing methodology.

On October 4, 2021, Green Dot announced that it had been unable to obtain the Federal Reserve’s approval of or non-objection to the Sale Transaction and that, as a result, Green Dot would not consummate the Sale Transaction. On October 5, 2021, the Bank filed a lawsuit against Green Dot in the Delaware Court of Chancery alleging breach of contract. In so doing, the Bank seeks, among other relief, specific performance to require that Green Dot proceed with the Sale Transaction as the parties had agreed to in the Purchase Agreement. Due to the inherent uncertainties of legal proceedings, the Company cannot predict the outcome of these proceedings at this time.

(2)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(3)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure. Net interest margin excluding PPP fees and interest presented below also excludes average PPP loans of $186 million and $513 million for the quarters ended September 30, 2021 and 2020.

	Net Interest Income				Net Interest Margin
	Three Months Ended Sep. 30,				Three Months Ended Sep. 30,
(dollars in thousands)	2021	2020	$ Change	% Change	2021	2020	Change

Traditional Banking - GAAP	$40,297	$38,753	$1,544	4%	3.22%	3.22%	—%
Less: PPP fees and interest	5,668	3,497	2,171	62	0.35	(0.06)	0.41
Traditional Banking ex PPP lender fees - non-GAAP	$34,629	$35,256	$(627)	(2)%	2.87	3.28	(0.41)

(4)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(5)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628